Exhibit 23

Eighth Amended and Restated Owens-Illinois, Inc.

Stock Purchase and Savings Program

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-232954, 333-236546 and 333-249727) pertaining to the Eighth Amended and Restated Owens-Illinois, Inc. Stock Purchase and Savings Program of our report dated June 16, 2022, with respect to the financial statements and schedule of the Eighth Amended and Restated Owens-Illinois, Inc. Stock Purchase and Savings Program included in this Annual Report (Form 11-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Toledo, Ohio

June 16, 2022